UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 15

    CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                           12(g) OF THE SECURITIES
                             EXCHANGE ACT OF 1934
                            OR SUSPENSION OF DUTY
                            TO FILE REPORTS UNDER
                            SECTIONS 13 AND 15(d)
                              OF THE SECURITIES
                            EXCHANGE ACT OF 1934.

                                            Commission File Number:  000-50126
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                       Commercial Capital Bancorp, Inc.
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            (Exact name of registrant as specified in its charter)

        8105 Irvine Center Drive, Suite 1500, Irvine, California, 92618
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Common Stock, par value $0.001 per share
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           (Title of each class of securities covered by this Form)

                                     None
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [X]            Rule 12h-3(b)(1)(i)   [X]
          Rule 12g-4(a)(1)(ii)  [ ]            Rule 12h-3(b)(1)(ii)  [ ]
          Rule 12g-4(a)(2)(i)   [ ]            Rule 12h-3(b)(2)(i)   [ ]
          Rule 12g-4(a)(2)(ii)  [ ]            Rule 12h-3(b)(2)(ii)  [ ]
                                               Rule 15d-6

     Approximate number of holders of record as of the certification or notice date: 1
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     Pursuant to the requirements of the Securities Exchange Act of 1934
Commercial Capital Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: October 2, 2006                   By: /s/ CAREY M. BRENNAN
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                                            Name:  Carey M. Brennan
                                            Title: Secretary